      As filed with the Securities and Exchange Commission on June __, 1999

                                                      Registration No. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ----------
                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ECOGEN INC.
             (Exact name of registrant as specified in its charter)

          Delaware                                              22-2487948
(State or other jurisdiction                                (I.R.S. Employer
of incorporation or organization)                         Identification Number)

      2000 Cabot Boulevard West, Suite 170, Langhorne, Pennsylvania 19047,
                                 (215) 757-1590
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

               Mary E. Paetzold                                                     Copies to:
   Vice President and Chief Financial Officer                                Elizabeth A. Brower, Esq.
                  Ecogen Inc.                                        Paul, Hastings, Janofsky & Walker LLP
      2000 Cabot Boulevard West, Suite 170                                  1055 Washington Boulevard
        Langhorne, Pennsylvania  19047                                     Stamford, Connecticut 06901
               (215) 757-1590                                                      (203) 961-7400
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

       Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

       If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.                                                                         [ ]

       If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection
with dividend or interest reinvestment plans, check the following box.       [X]

       If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ] . . . . . . . . . .

       If this form is a pos-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the
same offering.                                           [ ] . . . . . . . . . .

       If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box.                                         [ ]

                                   ----------

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================================
    Title of each class of                                                                                         Amount of
          securities             Amount to be     Proposed maximum offering      Proposed maximum aggregate       registration
       to be registered           registered         price per share (1)             offering price(1)                fee
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value      2,826,570(2)              $3.25                          $9,186,352.50           $2,553.81
-----------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee. Such estimate has been calculated in accordance with Rule 457(g) under the Securities Act of 1933, as amended (the "Securities Act") and is based upon the average of the last sale price per share of the Registrant's Common Stock as reported by the National Association of Securities Dealers Automated Quotation National Market System on June 7, 1999.

(2) Pursuant to Rule 416 under the Securities Act, there are also being registered such indeterminate number of additional shares of Common Stock as may be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

                                   ----------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED JUNE 10, 1999

                                   PROSPECTUS

                                   ECOGEN INC.


                        2,826,570 SHARES OF COMMON STOCK


                  The Selling Stockholders of Ecogen, Inc. listed on page 9 under the caption "Selling Stockholders" may offer and resell up to an aggregate of 2,826,570 shares of our common stock under this prospectus, for each of their own accounts. The number of shares that Selling Stockholders may sell includes shares of common stock that they may receive if they (a) convert their shares of Series 1998-C or Series 1999-A Preferred Stock and (b) exercise their rights under a warrant issued to one of the Selling Stockholders by us for the purchase of shares of common stock. The number also includes shares of common stock that currently are issued and outstanding.

                  The shares may be offered for sale from time to time by the Selling Stockholders in brokerage transactions at prevailing market prices, in transactions at negotiated prices or otherwise. No representation is made that any shares will or will not be offered for sale. We will not receive any proceeds from the sale of the shares. All costs, expenses and fees incurred in connection with the registration of these shares, estimated to be approximately $10,000, are being borne by us, but all selling and other expenses incurred by the Selling Stockholders will be borne by such Selling Stockholders.

                  The Selling Stockholders, and the brokers who sell our shares, may be "underwriters" within the meaning of Section 2(10) of the Securities Act of 1933, as amended. In addition, any profits realized by the Selling Stockholders or such brokers on the sale of any shares may constitute underwriting commissions.

                  Our common stock is traded in the Nasdaq National Market System under the symbol "EECN." On June 7, 1999, the last reported sale price per share of our common stock as reported by Nasdaq was $3.25.

                  INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 3.

             NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY
             STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED
                 OF THESE SECURITIES OR PASSED UPON THE ADEQUACY
                       OR ACCURACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                         Prospectus dated June __, 1999.

                                TABLE OF CONTENTS
                                -----------------
                                                                            Page
                                                                            ----


ABOUT ECOGEN ................................................................  2

RISK FACTORS ................................................................  2

WHERE YOU CAN FIND MORE INFORMATION .........................................  7

FORWARD LOOKING STATEMENTS ..................................................  8

USE OF PROCEEDS .............................................................  9

SELLING STOCKHOLDERS ........................................................  9

PLAN OF DISTRIBUTION ........................................................ 10

EXPERTS ..................................................................... 12

LEGAL MATTERS ............................................................... 12



                                  ABOUT ECOGEN
                                  ------------


                  We are a biotechnology company that specializes in the development and marketing of environmentally compatible products for the control of pests in agricultural and related markets. We were incorporated in Delaware in 1983. Our product revenues are generated by sales of biological insecticides derived from the bacterial microorganism Bacillus thuringiensis ("Bt") and biological fungicide products for the control of powdery mildew and post-harvest rot disease. In addition, we are developing for introduction into certain niche markets nematodes which are microscopic roundworm products for the control of insect pests. We were the first company to sell genetically enhanced biological pesticide products that are registered with the U.S. Environmental Protection Agency for commercial sale. In addition, we are the only Company to have received EPA approvals to sell Bt insecticides incorporating a recombinant Bt strain.

                  Our principal executive offices are located at 2000 Cabot Boulevard West, Suite 170, Langhorne, Pennsylvania 19047. Our telephone number is (215) 757-1590.


                                  RISK FACTORS
                                  ------------

                  An investment in our common stock offered involves a high degree of risk and should not be made if you cannot afford the loss of your entire investment. In evaluating us and our business, you should carefully consider the following risk factors in addition to the other information we have included.

WE MAY NEED ADDITIONAL FUNDING IN THE FUTURE AND THESE FUNDS MAY NOT BE AVAILABLE TO US.

                  We have not yet generated positive cash flow from operations. Since our inception, we have financed our working capital needs primarily through sales of equity securities, revenues from research and development agreements and product sales. Our working capital and working capital requirements are affected by numerous factors and there is no assurance that such factors will not have a negative impact on our liquidity. These factors include:

                  1. the success of our product commercialization and marketing efforts and the efforts of our strategic partners in commercializing and selling products based on our technology;

                  2. the technological advantages and pricing of our products;

                  3. economic and environmental considerations that impact agricultural crop production and the agricultural sector generally;

                  4. competitive conditions in the agricultural pest control market; and

                  5. access to capital markets that can provide us with the resources necessary to fund our strategic priorities.

                  We may need additional financing to support current levels of product development and commercialization. There is no assurance that such financing will be available on terms acceptable to us or at all. Over the long-term, our liquidity is dependent on market acceptance of our products and technology.

WE ARE IN THE EARLY STAGE OF PRODUCT SALES AND ARE NOT ABLE TO PREDICT FUTURE COMMERCIAL ACCEPTANCE.

                  We are in the early years of significant commercial sales of a line of environmentally compatible products for the control of pests in agricultural and related markets. Currently, our primary products include a line of biological insect control products and products based on naturally occurring organisms such as fungi and yeast that can control harmful fungi that reduce crop yields or infect crops after harvesting, also known as biofungicide products. There can be no assurance that our existing or future products will be commercially accepted.

WE ARE NOT PROFITABLE; WE MUST INCREASE SALES OF OUR PRODUCTS TO BE PROFITABLE.

                  We have incurred net losses since our inception. To date, we have not generated profits or positive cash flow from operations. There can be no assurance that we will achieve operating profits or generate a positive cash flow. Our ability to become profitable will depend, in part, on our ability to increase our sales volumes of our line of biological insect control products and biofungicide products. No assurance exists that we will be able to market these products at prices and in quantities that will enable us to achieve profitability.

WE RELY UPON THIRD PARTIES TO MANUFACTURE OUR PRODUCTS; WE MUST BE ABLE TO MASS PRODUCE NEW PRODUCTS.

                  A key to achieving our product sales objectives is our ability to mass produce our products in a timely and cost-effective manner. In order for our product sales to be profitable, we must be able to increase our production to meet anticipated needs. There can be no assurance that we will be able to scale-up our production of new products on commercially reasonable terms or at all. Our production plans rely upon third parties for most of our product manufacturing, formulation and packaging requirements. Although we believe that such third parties have sufficient operating capacity to satisfy our product manufacturing needs, the failure of any such party to provide products to us under our product manufacturing arrangements could have a material and adverse effect on our ability to meet the demand for our products.

WE DEPEND ON KEY MEMBERS OF OUR STAFF AND MUST RETAIN AND RECRUIT QUALIFIED INDIVIDUALS IF WE ARE TO BE COMPETITIVE.

                  Our future success is dependent upon the efforts and abilities of our employees. We have assembled a highly qualified technical staff, many of whom have considerable prior experience with bioinsecticides. The loss of certain key employees could materially and adversely affect our business and impede the achievement of our business objectives. Our success will depend on our ability to retain key employees and to replace them, if any depart, with personnel of comparable scientific and management capability.

WE COMPETE AGAINST LARGER, MORE ESTABLISHED ENTITIES.

                  The markets in which we operate are highly competitive. Our competition is based principally on price and efficacy, but safety and ease of application are also factors. Our competitors include:

                  1. manufacturers and marketers of synthetic chemical pesticides and biopesticides including large chemical companies, such as Abbott Laboratories, Novartis and Dow AgroSciences;

                  2. specialized biotechnology firms;

                  3. universities and public and private research organizations; and

                  4. in the case of our biological insecticide products, certain genetically altered, also known as "transgenic", seed and plant products that have insecticidal capabilities.

                  Many of these organizations have considerably greater financial and marketing resources. The agricultural pesticide industry is undergoing, and is expected to continue to undergo, rapid and significant technological change. We expect competition to intensify as technical advances in the field are made and become more widely known. As a result, there can be no assurances that such competitive pressures and technological advances will not result in a reduction in prices of our products which could adversely affect our profitability or render our products or technology obsolete or noncompetitive.

OUR PRODUCT USE AND DEVELOPMENT IS SEASONAL.

                  The bulk of our products are marketed for agricultural applications in the northern hemisphere, where the growing season generally runs from spring until fall. Because of the seasonal nature of our business, product revenues are likely to be concentrated in the fiscal quarters prior to and during a particular growing season and may result in substantial variations in quarter-to-quarter financial results. Droughts, floods, other unusual weather conditions and the level of insect infestation in grower areas will also affect product sales from year-to-year. In addition, commercial introduction of our new products is contingent on, among other factors, completion of field testing and receipt of required regulatory approvals. Field testing, regulatory approval and commercial introduction of our products that are not yet registered with the EPA must occur at certain times before or during the growing season. Unusual weather conditions during field tests or the failure to receive regulatory approval prior to the growing season may require additional field tests to be conducted in subsequent growing seasons, with resulting delays in new product development and commercialization.

WE MUST COMPLY WITH STRICT GOVERNMENTAL REGULATION.

                  Pesticides are subject to rigorous testing and approval processes by the EPA and similar regulatory authorities in certain states and in other countries. The process of obtaining these approvals can be time-consuming and costly. There can be no assurance that such approvals will be granted on a timely basis, if at all. Delays in obtaining necessary product registrations could have a significant impact upon our revenues and competitive position by delaying product sales and causing lost market opportunities. Additionally, while the EPA has in place a registration procedure for biopesticides that is less burdensome in comparison to the registration procedures for synthetic chemical pesticides, there can be no assurance that additional requirements will not be added by the EPA which could make the procedure more time-consuming and costly. Additionally, there is no assurance that a particular product developed in the future will qualify for registration as a biopesticide. Furthermore, there is no assurance that any registrations that have been granted will not be revoked or that, if we apply for any additional registrations or approvals, they will be issued.

WE RELY ON PROPRIETARY TECHNOLOGY AND TRADE SECRETS, THE LOSS OF ANY OF WHICH WOULD NEGATIVELY AFFECT OUR BUSINESS.

                  Although we have issued and pending patents with respect to certain of our technologies, there can be no assurance that any additional patents will be issued or that any issued patents will provide adequate protection for our products or processes. Although we pursue a policy of seeking patent protection, in the United States and abroad, for our novel compositions of matter and processes, the issuance of a patent is not conclusive as to its validity or enforceability, nor does it provide the patent holder with freedom to operate without infringing the patent rights of others. A patent could be challenged by litigation and, if the outcome of such litigation were adverse to the patent holder, competitors could be free to use the subject matter covered by the patent, or the patent holder could be required to license the technology to others.

                  Because of the uncertainty concerning patent protection, we also rely upon unpatented proprietary technology and trade secrets. All of our employees and consultants sign confidentiality agreements under which they agree not to use or disclose our confidential information as long as that information remains proprietary or, in some cases, for fixed time periods. There can be no assurance that others have not developed or will not independently develop such proprietary technology or substantially equivalent information and techniques or that secrecy will not be breached. Our ability to compete will depend, in part, on maintaining the proprietary nature of our technology.

                  We are aware that substantial research efforts in biotechnology are taking place at universities, government laboratories and public corporations around the world and that numerous patent applications have been filed, and that patents have been issued, relating to fundamental technologies and to specific biological pesticide products and processes. The costs associated with the enforcement of our patents and with obtaining licenses, if required, under patents held by third parties can be significant and thus could materially and adversely affect our business. There can be no assurance that we could obtain licenses with respect to such patents on favorable terms, if at all.

WE ARE SUBJECT TO PRODUCT LIABILITY CLAIMS AND WE MAY NOT HAVE SUFFICIENT PRODUCT LIABILITY INSURANCE.

                  Our business exposes us to potential product liability claims based upon our technology or products. We currently maintain product liability insurance in an amount we believe is adequate for our needs, taking into account the risks involved and the cost of coverage. There can be no assurance that our insurance coverage is sufficient to cover potential liabilities, or that we will have sufficient resources to satisfy any product liability claims. A successful product liability claim in excess of our insurance coverage could have a material adverse effect on our financial condition.

OUR STOCK PRICE IS HIGHLY VOLATILE AND INVESTING IN OUR STOCK INVOLVES A HIGH DEGREE OF RISK.

                  The market price for shares of our common stock, like the price of common stock and other securities of biotechnology companies generally, fluctuates over a wide range and is expected to continue to be extremely volatile in the future. Factors that may effect the market price of our common stock include:

                  1. fluctuation in our operating results;

                  2. announcements of technical innovations and new commercial products by us or potential competitors;

                  3. adverse results in our field tests or product sales;

                  4. adverse litigation;

                  5. adverse legislation;

                  6. developments or disputes concerning patent or our other proprietary rights; and

                  7. general market conditions.

                  In addition, the future sale of a substantial number of shares of common stock by existing stockholders or by us may have an adverse impact on the market price of the shares of common stock offered hereby. There can be no assurance that the trading price of our common stock will remain at or near its current level. Because our stock price is so volatile, investing in our common stock is highly risky and a potential investor must be able to withstand the loss of his entire investment in our common stock.

OPTIONS AND CONVERTIBLE SECURITIES WE HAVE PREVIOUSLY ISSUED OR MAY ISSUE IN THE FUTURE MAY DILUTE OUR COMMON STOCK.

                  We have granted options to purchase common stock under employee benefit plans and agreements with our management and directors. Warrants, options, convertible securities (including shares of our Series 1999-A Preferred Stock and Series 1998-C Preferred Stock) and other rights to purchase common stock are also outstanding under financing arrangements and other transactions. We regularly examine opportunities to expand our technology base and product line through means such as licenses, joint ventures and acquisition of assets or ongoing businesses (including the acquisition of outstanding minority interests in our Ecogen Technology I Incorporated subsidiary) and may issue securities in connection with such transactions. We may issue additional stock, warrants and/or options or other convertible securities in order to raise funds or for other purposes in the future and may also issue additional securities in connection with our employee benefit plans. During the terms of any such options, warrants and other convertible securities, the holders thereof have an opportunity to profit from a future rise, if any, in the market price of the common stock. The exercise of any such outstanding options, warrants or other convertible securities or the issuance of any such additional warrants, options or other equity or derivative securities may adversely affect the market value of the common stock offered hereby. It may also adversely affect the terms on which we may obtain additional equity financing.

WE DO NOT PAY DIVIDENDS.

                  We have never paid a dividend on our common stock and do not anticipate paying dividends on our common stock in the foreseeable future. We currently intend to retain earnings, if any, for use in our business. There can be no assurance that we will ever pay dividends on our common stock.

POSSIBLE NASDAQ DELISTING; POTENTIAL REGULATION AS A PENNY STOCK.

                  Our common stock is currently listed for trading on the Nasdaq National Market. The continued trading of our common stock on the Nasdaq National Market is conditioned upon our meeting certain quantitative and qualitative requirements regarding assets, capital, earnings surplus, stock price and corporate governance features. The National Association of Securities Dealers standards for continued listing include maintenance of:

                  1. 750,000 shares publicly held;

                  2. Market value of publicly held shares of $5 million;

                  3. Tangible net assets of at least $4 million;

                  4. 400 stockholders in round lots; and

                  5. Minimum bid price per share of $1.

                  We believe we are currently in compliance with the new requirements for continued listing. There can be no assurance that we will be successful in continuing to meet the Nasdaq National Market maintenance criteria. From time to time our tangible net assets have been less than $4 million and our bid price has dipped below $1 per share. To the extent we are unable to satisfy the maintenance criteria, our common stock may be delisted. Trading in the common stock thereafter, if any, will likely be conducted in the over-the-counter markets in the so-called "pink sheets" or the National Association of Securities Dealers' Electronic Bulletin Board and could also be subject to additional restrictions. As a consequence of any such delisting, it is expected that our stockholders would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the common stock. In addition, any such delisting will make our common stock substantially less attractive as collateral for margin and purpose loans, for investment by financial institutions under their internal policies or state legal investment laws, or as consideration in future capital raising transactions.

                  If our securities were delisted from the Nasdaq National Market, our common stock may become subject to regulation as a "penny stock." The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price or exercise price less than $5.00 per share, subject to certain exceptions, including listing on the Nasdaq National Market. If our common stock is delisted from the Nasdaq National Market and no other exception applies, our common stock may be subject to the SEC's Penny Stock Rules, Rules 15g-1 through Rule 15g-9 under the Exchange Act. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the penny stock rules may restrict the ability of broker-dealers to sell our securities and may affect the ability of holders to sell our securities in the secondary market and the price at which such holders can sell any such securities. Rule 15g-9 under the Exchange Act imposes additional sales practice requirements on broker-dealers who sell such securities except in transactions exempted from such rule. Such exempt transactions include those meeting the requirements of Rule 505 or 506 of Regulation D promulgated under the Securities Act and transactions in which the purchaser is an institutional accredited investor or an established customer of the broker-dealer.

INFORMATION TECHNOLOGY AND YEAR 2000 ISSUES.

                  The "Year 2000" issue concerns potential exposure related to the interruption of business practice and financial misinformation resulting from the application of computer programs which have been written using two digits, rather than four, to define the applicable year of business transactions. We have undertaken initiatives to ensure that our systems are Year 2000 compliant. We have completed our Year 2000 assessment on internal hardware and software including testing those systems and believe that our systems are Year 2000 compliant. We have contacted our major customers and vendors to assess their status as to Year 2000 compliance. Although this process is complete, there is no assurance that service interruptions will not occur from vendors, suppliers or service providers, including financial institutions or governments, which could have a material adverse effect on our business. Although a formal contingency plan has not been developed, we believe that alternative suppliers exist if services from our suppliers are interrupted.


                       WHERE YOU CAN FIND MORE INFORMATION
                       -----------------------------------

                  We file annual, quarterly and special reports, proxy statements and other information with the SEC. Copies of such reports, proxy statements and other information may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may request copies of such documents by writing to the SEC and paying a fee for the copying costs. You may also call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Our common stock is traded on the Nasdaq National Market System. You may also read and copy documents we file with the SEC at the offices of the National Association of Securities Dealers, Inc., located at 1735 K Street, N.W., Washington, D.C. 20006.

                  The SEC allows us to "incorporate by reference" certain of our publicly filed documents into this prospectus which means that we may disclose material information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and any later information that we file with the SEC will automatically update and supercede this information. We incorporate by reference the documents listed below and any additional documents we file with the SEC until the offering of the common stock is terminated. This prospectus is part of a registration statement on Form S-3 that we filed with the SEC and does not contain all of the information set forth in the registration statement.

                  The following documents that we previously filed with the SEC are incorporated by reference:

                  (a) Our Annual Report on Form 10-K for the fiscal year ended October 31, 1998, filed on January 15, 1999.


                  (b) Our Quarterly Reports on Form 10-Q for the fiscal quarters ended (i) January 31, 1999, filed on March 17, 1999 and (ii) April 30, 1999, filed on June 10, 1999.

                  (c) The description of our common stock contained in our Registration Statement on Form 8-A (File No. 1-9579), including any amendments or reports filed in order to update such description.

                  We will provide any person to whom a copy of this prospectus is delivered, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents unless specifically incorporated by reference. You should direct any requests for documents to the following:

                                   Ecogen Inc.
                      2000 Cabot Boulevard West, Suite 170
                          Langhorne, Pennsylvania 19047
    Attention: Mary E. Paetzold, Vice President and Chief Financial Officer.
                                 (215) 757-1590


                           FORWARD LOOKING STATEMENTS
                           --------------------------

          Certain statements contained or incorporated by reference in this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements, or those of our industry, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include those set forth in this Prospectus, including under the caption "Risk Factors." Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligation to update any such statements or to publicly announce any updates or revisions to any of the forward-looking statements contained in this Prospectus to reflect any change in our expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements.

                                 USE OF PROCEEDS
                                 ---------------

                      We will not receive any proceeds from the sale of common stock by any of the Selling Stockholders and will not receive any proceeds upon conversion of the Series 1999-A Preferred Stock or of Series 1998-C Preferred Stock into common stock. We will receive proceeds if the Selling Stockholders exercise warrants. If all of the warrants are exercised, we will receive aggregate proceeds of $477,600. There is no assurance that any warrants will be exercised. If any warrants are exercised, we intend to use such proceeds for working capital purposes.


                              SELLING STOCKHOLDERS
                              --------------------

                      The following table sets forth as of June 7, 1999, and upon completion of the offering described in this Prospectus, information regarding the beneficial ownership of our common stock by the Selling Stockholders. The Selling Stockholders may not have a present intention of selling their shares and may offer less than the number of shares indicated.

                                                                   Shares Beneficially Owned
                                                                   -------------------------

                                             Shares Beneficially       Shares         Shares Beneficially
                                                Owned Before             to         Owned After Offering (1)
Name and Address                                 Offering            be Offered             Number   %
----------------                                 --------            ----------             ------   -
United Equities (Commodities) Company (2)      2,141,403 (3)        1,606,570(3)      534,833      5.66%
160 Broadway
New York, NY 10038

KA Investments LDC (4)                           497,100 (5)        1,200,000(5)        0            __
c/o Deephaven Capital Management LLC
1712 Hopkins Crossroads
Minnetonka, MN 55305

Jesup & Lamont Securities Corporation (6)           20,000             20,000           0            __
650 Fifth Avenue, Third Floor
New York, NY 10019

(1)  Assumes resale of all shares of common stock offered hereby.

(2) Philippe Katz, a holder of a 0.5% equity interest in United Equities (Commodities) Company, is one of our directors.

(3) Includes shares of our common stock issuable upon conversion of 32,354 shares of Series 1998-C Preferred Stock and the payment of dividends thereon at an assumed conversion price of $2.125 per share. Because the number of shares of common stock issuable upon conversion of the Series 1998-C Preferred Stock and as payment of dividends thereon is dependent in part upon the market price of our common stock prior to a conversion, the actual number of shares of common stock that will be issued in respect of such conversions or dividend payments and, consequently, offered for sale under this Registration Statement, cannot be determined at this time. In order to provide for a cushion for such fluctuations, the number of shares of common stock registered hereunder is in excess of the shares of our common stock issuable upon an assumed conversion of the Series 1998-C Preferred Stock and payment of dividends thereon on June 7, 1999. For purposes of this table, all of the shares of our common stock offered hereby, including any excess shares, are considered beneficially owned by United Equities (Commodities) Company before the offering.

(4) KA Investments LDC is managed by Deephaven Capital Management LLC, 1712 Hopkins Crossroads, Minnetonka, MN 55305, a privately held investment management firm. Irvin R. Kessler is managing director of Deephaven and is responsible for this type of investment.

(5) Includes shares of our common stock issuable upon conversion of 15,000 shares of Series 1999-A Preferred Stock and the payment of dividends thereon at an assumed conversion price of $2.81 per share and shares of common stock issuable upon exercise of the warrant to purchase 120,000 shares of common stock. However, pursuant to the Corrected Certificate of Designations, Preferences and Rights of Series 1999-A Convertible Preferred Stock, no holder may convert Series 1999-A Preferred Stock or receive shares of our common stock as payment of dividends thereon to the extent that the number of shares of our common stock held by it and its affiliates after such conversion or receipt of dividends would exceed 4.999% of the then issued and outstanding shares of common stock following such conversion or receipt of dividends. Because the number of shares of common stock issuable upon conversion of the Series 1999-A Preferred Stock and as payment of dividends thereon is dependent in part upon the market price of our common stock prior to a conversion, the actual number of shares of common stock that will be issued in respect of such conversions or dividend payments and, consequently, offered for sale under this Registration Statement, cannot be determined at this time. In order to provide for a cushion for such fluctuations, the number of shares of common stock registered hereunder is in excess of the shares of our common stock which shall be available for issuance upon an assumed conversion of the Series 1999-A Preferred Stock and payment of dividends thereon and exercise of the warrant on June 7, 1999.

(6) Jesup & Lamont Securities Corporation is owned 100% by Jesup & Lamont Group Holdings, 650 Fifth Avenue, Third Floor, New York, NY 10019, which is owned 80% by Mr. Howard F. Curd, c/o Jesup & Lamont Group Holdings, 650 Fifth Avenue, Third Floor, New York, NY 10019.


                              PLAN OF DISTRIBUTION
                              --------------------

                      On August 20, 1998, we sold 32,354 shares of our Series 1998-C Preferred Stock to one of the Selling Stockholders in a private transaction. Pursuant to the terms of the Certificate of Designations, Preferences and Rights of the Series 1998-C Preferred Stock, we may, from time to time, issue additional shares of our Series 1998-C Preferred Stock to holders in payment of dividends. The holder may elect to convert the Series 1998-C Preferred Stock at the lesser of $2.125, as may be adjusted from time to time, and the average of the closing bid price per share of our common stock during the five consecutive trading days prior to the applicable conversion date. On May 12, 1999, we sold 15,000 shares of our Series 1999-A Preferred Stock and a warrant to purchase 120,000 shares of our common stock to one of the Selling Stockholders in a private transaction. Pursuant to the terms of the Corrected Certificate of Designations, Preferences and Rights of the Series 1999-A Preferred Stock, we may, from time to time, issue additional shares of Series 1999-A Preferred Stock to holders in payment of dividends. The holder may elect to convert the Series 1999-A Preferred Stock at the lesser of $3.69 and 95% of the average of the three lowest closing bid prices per share of our common stock during the twenty consecutive trading days prior to the applicable conversion date. As partial consideration for services rendered in connection with the placement of the shares of Series 1999-A Preferred Stock, we also issued 20,000 shares of our common stock to another Selling Stockholder.

                      The shares being offered hereby by the Selling Stockholders may be acquired from time to time, upon conversion of our preferred stock or exercise of the warrant. The shares include (a) the 120,000 shares of our common stock issuable upon exercise of the warrant, (b) the 20,000 shares of our common stock issued as partial consideration for services rendered in connection with the placement of the shares of Series 1999-A Preferred Stock, and (c) 2,686,570 shares of our common stock which may be issuable upon conversion of the preferred stock. The warrant has a five year term and an initial exercise price of $3.98 per share. The actual number of shares of our common stock issued or issuable upon conversion of the preferred stock or exercise of the warrant is subject to adjustment depending on factors which cannot be predicted by us at this time, including the future market prices of our common stock and the payment of dividends on the preferred stock in additional shares of preferred stock.

                      The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of the common stock on any stock exchange market or trading facility on which our shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

                      o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

                      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

                      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

                      o an exchange distribution in accordance with the rules of the applicable exchange;

                      o    privately negotiated transactions;

                      o    short sales;

                      o broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

                      o    a combination of any such methods of sale; and

                      o any other method permitted pursuant to applicable law.

                      The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

                      The Selling Stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The Selling Stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a Selling Stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

                      Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

                      The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

                      We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements (not to exceed $10,000) of counsel to the Selling Stockholders. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                      The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, 40 Wall Street, New
York, NY  10005.


                                     EXPERTS
                                     -------

                  The financial statements and schedules of Ecogen Inc. as of October 31, 1998 and 1997, and for each of the years in the three-year period ended October 31, 1998, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                  LEGAL MATTERS
                                  -------------

                      Certain legal matters relating to our common stock, including the validity thereof, has been passed upon for us by our counsel, Paul, Hastings, Janofsky & Walker LLP, Stamford, Connecticut. Esteban A. Ferrer, a member of Paul, Hastings, Janofsky & Walker LLP, is one of our directors.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.
--------

                      The following table sets forth the various expenses payable by the Company in connection with the sale of the Shares being registered. All of the amounts shown are estimates except the registration fee.

Registration fee..............................................     $ 2,553.81

Legal fees and expenses.......................................      10,000.00

Accounting fees and expenses..................................       2,000.00

Miscellaneous.................................................         446.19

                                TOTAL                              $15,000.00
                                                                   ==========


Item 15.  Indemnification of Directors and Officers
--------

                      Article VIII of our Bylaws, as amended, provides generally for indemnification of our officers, directors, agents and employees to the extent authorized by the General Corporation Law of the State of Delaware. Pursuant to Section 145 of the Delaware General Corporation Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of a corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of a corporation, however, indemnification is not available if such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless the court determines that indemnification is appropriate. In addition, a corporation has the power to purchase and maintain insurance for such persons. We currently maintain such directors' and officers' insurance. The statute also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

                      As permitted by Section 102 of the Delaware General Corporation Law, our stockholders have approved and incorporated provisions into our Restated Certificate of Incorporation eliminating a director's personal liability for monetary damages to us and our stockholders arising from a breach of a director's fiduciary duty, except for liability under
Section 174 of the Delaware General Corporation Law or liability for any breach of the director's duty of loyalty to us or our stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law or for any transaction in which the director derived an improper personal benefit.

                      We have entered into indemnification agreements with our directors and officers. These agreements provide broader indemnity rights than those provided under the Delaware General Corporation Law and our Bylaws. The indemnification agreements are not intended to deny or otherwise limit third party or derivative suits against us or our directors or officers, but to the extent a director or office were entitled to indemnity or contribution under the indemnification agreement, the financial burden of a third party suit would be borne by us, and we would not benefit from derivative recoveries against the director or officer. Such recoveries would accrue to our benefit but would be offset by our obligations to the director or officer under the indemnification agreement.

                      The above discussion of our Bylaws, Restated Certificate of Incorporation and indemnification agreements and of Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by such Bylaws, Restated Certificate of Incorporation, indemnification agreements and statute.


Item 16.  Exhibits.
--------

                      Exhibit No.                 Description
                      -----------                 -----------

                           5 Opinion of counsel as to legality of securities being registered.


                          23.1      Consent of KPMG LLP.

                          23.2 Consent of counsel. (The Consent of counsel is included in Exhibit 5).

                          24 Power of Attorney executed by certain officers of the Company and individual members of the Board of Directors authorizing certain officers of the Company to file amendments to the Company's Registration Statement on Form S-3.


Item 17.  Undertakings.
-------


                      (A) The undersigned registrant hereby undertakes:

                          (1) To file, during any period in which offers or
sales are being made, a post-effective amendment to this Registration Statement:

                              (i) to include any prospectus required by section
10(a)(3) of the Securities Act;

                              (ii) to reflect in the prospectus any facts or
events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                              (iii) to include any material information with
respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs A(1)(i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13(a) or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                          (2) That, for the purpose of determining any liability
under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                          (3) To remove from registration by means of a
post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                      (B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                      (C) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------


                      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Langhorne, Commonwealth of Pennsylvania, on June 10, 1999.



                                 ECOGEN INC.


                                 By: /s/ James P. Reilly, Jr.
                                     -------------------------------------
                                     Name:  James P. Reilly, Jr.
                                     Title: Chairman and Chief Executive Officer

                                   SIGNATURES

                      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

           Signature                               Title
           ---------                               -----
/s/ James P. Reilly, Jr.
----------------------------------                 Chairman of the Board, President
(James P. Reilly, Jr.)                             and Chief Executive Officer
                                                   (Principal Executive Officer)                 June 10, 1999

/s/ Mary E. Paetzold
----------------------------------                 Vice President and Chief Financial
(Mary E. Paetzold)                                 Officer (Principal Financial and
                                                   Accounting Officer)                           June 10, 1999

/s/ Esteban A. Ferrer
----------------------------------                 Director                                      June 10, 1999
(Esteban A. Ferrer)

/s/ Philippe D. Katz
----------------------------------                 Director                                      June 10, 1999
(Philippe D. Katz)

/s/ Lowell N. Lewis
----------------------------------                 Director                                      June 10, 1999
(Lowell N. Lewis)

/s/ John R. Sutley
---------------------------------                  Director                                      June 9, 1999
(John R. Sutley)

                                   ECOGEN INC.

                          INDEX TO EXHIBITS FILED WITH
                         FORM S-3 REGISTRATION STATEMENT


Exhibit No.                Description
-----------                -----------

     5 Opinion of counsel as to legality of securities being registered.

    23.1                   Consent of KPMG LLP.

    23.2 Consent of counsel. (The Consent of counsel is included in Exhibit 5).

    24 Power of Attorney executed by certain officers of the Company and individual members of the Board of Directors authorizing certain officers of the Company to file amendments to the Company's Registration Statement on Form S-3.